For period ending March 31, 2004

File No. 811-7098
Exhibit 77I

As of December 17, 2003, Investment Grade Municipal
Income Fund Inc. began offering 600 Series C Shares of Auction Preferred Shares (APS Shares).

Further information regarding the new APS shares is incorporated herein by reference to the registrants registration statement on Form N-2/A filed with the SEC on December 15, 2003 (Accession
Number  0001047469-03-040605,
SEC File No. 333-109485).